UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 25, 2007

Peak International Limited

(Exact Name of Registrant as specified in Charter)

Bermuda	0-29332	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Flat E & F, 19/F., CDW Building, 388 Castle

Peak Road,

Tsuen Wan, New Territories, Hong Kong

(Address of principal executive offices)

Telephone: (852) 3193-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 25, 2007, the Board of Directors of Peak International Limited (the “Board”) elected and appointed William Keith Bladen to serve as a member of the Board, effective October 25, 2007. Mr. Bladen was also named to serve on the Compensation and Stock Option Committee and Audit Committee of the Board. In connection with Mr. Bladen’s appointment to the Board and to the Audit Committee of the Board, he was automatically granted under the Company’s 1998 Share Option Plan (1) a fully vested option to purchase 10,000 shares of the Company’s common stock and (2) a fully vested option to purchase 5,000 shares of the Company’s common stock, each with an exercise price determined on October 25, 2007 and subject to the standard terms of the 1998 Share Option Plan. Furthermore, like the company’s other independent directors, Mr. Bladen is paid an annual retainer of $25,000 per year (pro-rated for the first year), $1,000 for each meeting of the Board attended and the sum of $500 for each meeting of a committee of the Board attended other than the day of a regular meeting.

As a result of Mr. Bladen’s appointment to the Board and to the Audit Committee, the Company is back in compliance with the requirements of applicable Nasdaq rules that the Board consist of a majority of independent directors and that the Company’s Audit Committee consist of three independent members.

On October 30, 2007, the Company issued a press release announcing the appointment of Mr. Bladen. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of Peak International Limited, dated October 30, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2007	PEAK INTERNATIONAL LIMITED

/s/ JOHN SUPAN
	Name:	John Supan
	Title:	Chief Financial Officer

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